SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14 (a) of the
                      Securities Exchange Act of 1934
                             (Amendment No. 1)


Filed by the Registrant                        [x]
Filed by a Party other than the Registrant     [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                            Peoples Bancorp Inc.
              ________________________________________________
              (Name of registrant as Specified in its Charter)


  _____________________________________________________________________
  (Name of Person Filing Proxy Statement, if other than the Registrant)



Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which
          transaction applies:
          ________________________________________________________

     (2)  Aggregate number of securities to which transaction
          applies:
          ________________________________________________________

     (3)  Per unit price or other underlying value of
          transaction computed pursuant to Exchange Act Rule 0-11
          (Set forth the amount on which the filing fee is
          calculated and state how it was determined):
          ________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          ________________________________________________________

     (5)  Total fee paid:
          ________________________________________________________


[ ]  Fee paid previously with the preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ________________________________
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     (4)  Date Filed: ____________________________________________




PEOPLES BANCORP INC.
POST OFFICE BOX 738
MARIETTA, OHIO 45750
(614) 373-3155


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 ----------------------------------------
                           PEOPLES BANCORP INC.
                           --------------------
                              Marietta, Ohio
                              March 10, 1997


To the Shareholders of Peoples Bancorp Inc.:

  You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Peoples Bancorp Inc. (the "Company") to be held at 10:30 A.M., local time, on Tuesday, April 10, 1997, in the Conference Room of The Peoples Banking and Trust Company, 235 Second Street, Marietta, Ohio, for the following purposes:

  1) To elect the following Directors for terms of three years each:

     Nominee                                 Term Expires In
     -------                                 ---------------
     George W. Broughton  (for re-election)       2000
     Wilford D. Dimit     (for re-election)       2000
     Barton S. Holl       (for re-election)       2000


  2) To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.


  Shareholders of record at the close of business on February 27, 1997, will be entitled to notice of and to vote at the Annual
Meeting and any adjournment or adjournments thereof.

  You are cordially invited to attend the Annual Meeting. The vote of each shareholder is important, whatever the number of common shares held. Whether or not you plan to attend the Annual Meeting, please sign, date and promptly return your Proxy in the enclosed envelope.

  The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, accompanies this Notice and Proxy
Statement.

                               By Order of the Board of Directors,

                               /s/  RUTH I. OTTO
                                    Ruth I. Otto
                                    Corporate Secretary




                             PEOPLES BANCORP INC.
                              138 Putnam Street
                            Marietta, Ohio  45750
                                (614) 373-3155

                               PROXY STATEMENT
                               ---------------

  This Proxy Statement and the accompanying proxy are being mailed to shareholders of Peoples Bancorp Inc., an Ohio corporation (the "Company"), on or about March 10, 1997, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") called to be held on Thursday, April 10, 1997, or at any adjournment(s) thereof. The Annual Meeting will be held at 10:00 a.m., local time, in the Conference Room of The Peoples Banking and Trust Company, 235 Second Street, Marietta, Ohio.

  The Company has four wholly-owned subsidiaries. They are The Peoples Banking and Trust Company ("Peoples Bank"), The First National Bank of Southeastern Ohio ("First National"), Russell Federal Savings Bank ("Russell Federal") and Northwest Territory Life Insurance Company ("Northwest Territory").

  A proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board of Directors of the Company. Shareholders of the Company may use their proxies if they are unable to attend the Annual Meeting in person or wish to have their common shares of the Company voted by proxy even if they do attend the Annual Meeting. Without affecting any vote previously taken, any shareholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth on the cover page of this Proxy Statement, written notice of such revocation; by executing a later-dated proxy which is received by the Company prior to the Annual Meeting; or by attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

  Only shareholders of the Company of record at the close of business on February 27, 1997 (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof. At the close of business on the Record Date, 3,445,675 common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. A quorum for the Annual Meeting is a majority of the common shares outstanding. There is no cumulative voting with respect to the election of directors.

  Under the rules of the Securities and Exchange Commission (the "SEC"), boxes are provided on the form of proxy for shareholders to mark if they wish to withhold authority to vote for one or more nominees for election as a director of the Company. Common shares as to which the authority to vote is withheld will be counted for quorum purposes.

  Broker/dealers, who hold their customers' common shares in street name, may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, submit and sign proxies for such common shares and may vote such common shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such common shares on other matters, which typically include the approval of certain compensation plans and an amendment to a corporation's articles of incorporation, without specific instructions from the customer who owns such common shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies count toward the establishment of a quorum.

  As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be brought before the Annual Meeting except as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before such Annual Meeting, or any adjournment(s) thereof, it is intended that the persons named as proxies in the enclosed proxy may vote the common shares represented by said proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.

  The Company will bear the costs of preparing and mailing this Proxy Statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors, or employees of the Company and its subsidiaries by further mailing, by telephone, or by personal contact. The Company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees, and fiduciaries, who are record holders of common shares not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of common shares entitled to vote at the Annual Meeting.

  The Annual Report to the Shareholders of the Company for the fiscal year ended December 31, 1996 (the "1996 fiscal year"), is enclosed herewith.

                       SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT
                      --------------------------------

  The following table sets forth, as of the Record Date, certain information concerning the beneficial ownership of common shares by the only person known to the Company to be the beneficial owner of more than 5% of the outstanding common shares:


  Name and Address         Amount and Nature of      Percent of
of Beneficial Owner        Beneficial Ownership       Class (1)
-----------------------  ------------------------  --------------
Peoples Bank - Trustee          462,286 (2)             13.4%
138 Putnam Street
Marietta, Ohio 45750


(1) The percent of class is based on 3,445,675 common shares outstanding on the Record Date.

(2) Includes 70,496 common shares, 326,627 common shares, 57,252 common shares and 8,911 common shares as to which the Trust Department of Peoples Bank has shared investment and sole voting power, shared investment and voting power, sole voting and investment power, and sole investment and shared voting power, respectively. The officers and directors of Peoples Bank and the Company disclaim beneficial ownership of these common shares by reason of their positions. Does not include 112,256 common shares held by the Trust Department in its capacity as Trustee under the Peoples Bancorp Inc. Retirement Savings Plan, with respect to which the Trust Department has neither voting nor investment power.


  The following table sets forth, as of the Record Date, certain information with respect to the common shares beneficially owned by each director of the Company, by each nominee for election as a director of the Company, by the executive officer of the Company named in the Summary Compensation Table and by all current executive officers and directors of the Company as a group:


                    Amount and Nature of Beneficial Ownership (1)
                    ---------------------------------------------
                                        Common Shares
                                          Which Can
                        Common        Be Acquired Upon
                        Shares       Exercise of Options           Percent
                       Presently        Exercisable                  of
       Name               Held          Within 60 Days    Total    Class (2)
---------------------  ---------    -------------------- -------- ----------
Dennis D. Blauser        9,675   (4)         3,039        12,714      (3)
George W. Broughton     51,018   (5)         2,434        53,452     1.6%
Wilford D. Dimit         9,313   (6)         2,676        11,989      (4)
Robert E. Evans (7)     61,809   (8)         9,075        70,884     2.1%
Barton S. Holl           6,614   (9)         1,067         7,681      (3)
Rex E. Maiden              688               2,408         3,096      (3)
Norman J. Murray         4,507   (10)        3,039         7,546      (3)
James B. Stowe (11)     15,027   (12)        3,039        18,066      (3)
Paul T. Theisen          9,813               3,039        12,852      (3)
Thomas C. Vadakin        1,745               3,039         4,784      (3)
Joseph H. Wesel         31,390   (13)        3,039        34,429     1.0%

All current
 directors and
 executive officers
 as a group
 (numbering 16)        217,028   (14)       55,029      272,057      7.9%


(1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional shares have been rounded to the nearest whole common share.

(2) The percent of class is based upon 3,445,675 common shares outstanding on the Record Date and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of the Record Date.

(3) Reflects ownership of less than 1% of the outstanding common shares.

(4) Includes 6,898 common shares held jointly by Mr. Blauser with his wife as to which he exercises shared voting and investment power and 1,378 common shares held in an IRA owned by Mr. Blauser. Does not include 3,585 common shares held of record and beneficially owned by Mr. Blauser's wife as to which he has no voting or investment power and disclaims beneficial ownership.

(5) Includes 3,191 common shares held by Mr. Broughton as custodian for his children, as to which Mr. Broughton has sole voting and investment power and claims beneficial ownership. Does not include 7,085 common shares held of record and beneficially owned by Mr. Broughton's wife, as to which he has no voting or investment power and disclaims beneficial ownership. Also does not include 10,021 common shares held in the George Broughton's Children's Trust, an irrevocable trust with Peoples Bank as Trustee. Peoples Bank exercises sole voting and investment power with respect to the common shares held in the George Broughton's Children's Trust and these common shares are included among the common shares shown as beneficially owned by Peoples Bank in the preceding table. Also does not include 10,981 common shares held of record by the Broughton Foods Company Pension Trust B, as to which Mr. Broughton has no voting or investment power and disclaims beneficial ownership.

(6) Includes 5,230 common shares held jointly by Mr. Dimit with his wife as to which he exercises shared voting and investment power.

(7)  Executive officer of the Company named in the Summary
     Compensation Table.

(8) Includes 12,006 common shares allocated to the account of Mr. Evans in the Peoples Bancorp Inc. Retirement Savings Plan with respect to which Mr. Evans has the power to direct the voting and disposition. Does not include 8,401 common shares held of record and owned beneficially by Mr. Evans' wife and 1,823 common shares held by Mr. Evans' wife as custodian for their son, as to which common shares Mr. Evans has no voting or investment power and disclaims beneficial ownership.

(9) Includes 2,869 common shares held jointly by Mr. Holl with his wife as to which he exercises shared voting and investment power.

(10) Does not include 9,016 common shares held of record and beneficially owned by Mr. Murray's wife and 1,936 common shares held of record and beneficially owned by Mr. Murray's daughter, as to which he has no voting or investment power and disclaims beneficial ownership thereof.

(11) The term of Mr. Stowe's directorship ends on the date of the Annual Meeting and he has chosen not to stand for re-election.

(12) Includes 5,993 common shares held jointly by Mr. Stowe with his wife as to which he exercises shared voting and investment power. Does not include 21,776 common shares held of record and beneficially owned by Mr. Stowe's wife as to which he has no voting or investment power and disclaims beneficial ownership.

(13) Does not include 7,423 common shares held of record and beneficially owned by Mr. Wesel's wife as to which he has no voting or investment power and disclaims beneficial ownership. Does not include 12,447 common shares held of record by the Marietta Ignition, Inc. Pension Plan as to which Mr. Wesel has no voting or investment power and disclaims beneficial ownership. Mr. Wesel serves as a member of the Administrative Committee for the Marietta Ignition, Inc. Pension Plan. Peoples Bank shares voting power with respect to the common shares held in the Marietta Ignition, Inc. Pension Plan with the Plan Administrator and said common shares are included among the common shares shown as beneficially owned by Peoples Bank in the preceding table.

(14) Includes common shares held jointly by directors and executive officers and other persons. Also includes 11,857 common shares allocated to the respective accounts of executive officers of the Company in the Peoples Bancorp Inc. Retirement Savings Plan. See notes (4), (5), (6), and (8) through (13) above.



                           ELECTION OF DIRECTORS
                           ---------------------

                             (Item 1 on Proxy)

  Three directors are to be elected to hold office for terms of three years each, in each case until their respective successors are duly elected and qualified. The decision by Mr. Stowe not to stand for reelection has created a vacancy, and no person has been nominated by the Board of Directors in order to fill the vacancy at this time. The Board will address this vacancy during a regular Board meeting in the future. The proxies cannot by voted for more than three nominees for election at the Annual Meeting. It is the intention of the persons named in the accompanying proxy to vote the common shares represented by the proxies received pursuant to this solicitation for the nominees named below who have been designated by the Board of Directors, unless otherwise instructed on the proxy.

  The following table gives certain information concerning each nominee for election as a director of the Company. Unless otherwise indicated, each person has held his principal occupation for more than five years.

                                Position(s) Held                   Nominee
                                with the Company                     For
                              and its Subsidiaries     Director      Term
                                 and Principal       Continuously  Expiring
      Nominee          Age       Occupation(s)           Since        In
--------------------  -----  ----------------------  ------------  --------
George W. Broughton    39    Director and Executive      1994        2000
                             Vice President/Sales
                             and Marketing,
                             Broughton Foods Co.,
                             a processor and
                             distributor of dairy
                             products; Director of
                             SBR, Inc., maker of
                             replacement windows
                             and owner of "Wood
                             Crafters" catalog and
                             stores. (1)

Wilford D. Dimit      63     President of First          1993        2000
                             Settlement, Inc.,
                             Marietta, Ohio, a
                             retail clothing store
                             and restaurant. (1)

Barton S. Holl        73     Chairman of the Board       1990        2000
                             of Logan Clay Products,
                             Inc., Logan, Ohio, a
                             manufacturer of clay
                             products.


(1)  Also a director of Peoples Bank.


  While it is contemplated that all nominees will stand for election, if one or more nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for election as a director, the proxies reserve full discretion to vote the common shares represented by the proxies for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the above-mentioned persons will be unavailable or unable to serve if elected to the Board.

  Under Ohio law and the Company's Regulations, the three nominees for election receiving the greatest number of votes will be elected as directors.

  The following table gives certain information concerning the current directors who will continue to serve after the Annual
Meeting. Unless otherwise indicated, each person has held his principal occupation for more than five years.


                                Position(s) Held                   Nominee
                                with the Company                     For
                              and its Subsidiaries     Director      Term
                                 and Principal       Continuously  Expiring
      Nominee          Age       Occupation(s)           Since        In
--------------------  -----  ----------------------  ------------  --------
Dennis D. Blauser      71    President of Blauser        1987        1999
                             Energy Corp., Marietta,
                             Ohio, an oil and gas
                             producer; President of
                             Blauser Well Service,
                             Inc., Marietta, Ohio,
                             a servicer of oil and
                             gas wells; Chairman of
                             the Board of Marietta
                             Structures Corporation,
                             Marietta, Ohio, a
                             builder of bridge
                             beams, prestressed
                             concrete beams and
                             pre-engineered siding
                             for buildings and
                             industrial and farm
                             silos. (1)

Robert E. Evans        56    President and Chief         1980        1998
                             Executive Officer of the
                             Company and of Peoples
                             Bank; Chairman of the
                             Board of Northwest
                             Territory. (2)

Rex E. Maiden          61    President and Chairman      1996        1999
                             of the Board of Maiden &
                             Jenkins Construction
                             Co., Nelsonville, Ohio,
                             a highway and bridge
                             contractor and a
                             contractor of
                             commercial, industrial,
                             and educational
                             buildings; Treasurer and
                             Director of Sunday Creek
                             Coal Company, Nelsonville,
                             Ohio, a holding company
                             for land and minerals
                             such as coal and oil;
                             President and CEO of
                             Nelsonville Consulting
                             and Construction Company,
                             Nelsonville, Ohio,
                             a consulting firm which
                             does design work for
                             several construction
                             companies. (1)

Norman J. Murray       79    Former President and        1980        1999
                             Chairman of the Board of
                             The Airolite Co.,
                             Marietta, Ohio, a
                             manufacturer of
                             ventilating louvers, from
                             which he retired in 1994;
                             Chairman of the Board of
                             Peoples Bank since 1990. (1)

Paul T. Theisen        66    President and Shareholder   1980        1998
                             of Theisen, Brock, Frye,
                             Erb & Leeper Co., L.P.A.
                             Attorneys at Law,
                             Marietta, Ohio. (3)

Thomas C. Vadakin      65    President of Vadakin Inc.,  1989        1998
                             Marietta, Ohio, a heavy
                             industrial cleaning service;
                             Director, The Airolite
                             Company, Marietta, Ohio,
                             a manufacturer of
                             ventilating louvers. (1)

Joseph H. Wesel        67    Chairman and Chief          1980        1999
                             Executive Officer of
                             Marietta Automotive
                             Warehouse, Inc., Marietta,
                             Ohio, an automotive parts
                             wholesaler; President of
                             Auto Paints Works Inc.,
                             Marietta, Ohio, a
                             wholesaler/ retailer of
                             auto paint and body shop
                             supplies; President of
                             W.D.A., Inc., Marietta,
                             Ohio, a real estate holding
                             company; Director, Marietta
                             Ignition, Inc., a
                             wholesaler/retailer of
                             automotive parts and
                             industrial supplies;
                             Chairman of the Board of
                             the Company since 1991. (4)


(1)  Also a director of Peoples Bank.

(2)  Mr. Evans is also a director of Peoples Bank, First
     National, Russell Federal and Northwest Territory.

(3)  Mr. Theisen is also a director of Peoples Bank and First
     National.

(4)  Mr. Wesel is also a director of Peoples Bank and Russell
     Federal.



  There is no family relationship between any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company.

  The Board of Directors of the Company held a total of thirteen
(13) meetings during the Company's 1996 fiscal year. Each incumbent director attended 75% or more of the aggregate of the total number of meetings held by the Board of Directors during the period he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served during the period he served, except Dennis D. Blauser who, due to an illness from which he is recovering, attended 31%.

  The Board of Directors of the Company has an Audit Committee comprised of George W. Broughton, Wilford D. Dimit, Barton S. Holl, Norman J. Murray, James B. Stowe and Joseph H. Wesel (Mr. Wesel serves as an ex-officio member). The function of the Audit Committee is to assist the Audit Department of the Company in the annual review of the loan portfolio of each subsidiary bank, to review the work schedule of the Audit Department as to when audits of the subsidiaries are to be conducted and the adequacy of such audits, to review the adequacy of the Company's system of internal controls, to investigate the scope and adequacy of the work of the Company's independent auditors, and to recommend to the Board of Directors a firm to serve as the Company's independent auditors. The Audit Committee met five
(5) times during the Company's 1996 fiscal year.

  The Board of Directors of the Company has a Compensation Committee comprised of Norman J. Murray, Paul T. Theisen, Thomas
C. Vadakin and Joseph H. Wesel. The function of the Compensation Committee is to review and recommend for approval by the Board of Directors salaries, bonuses, employment agreements and employee benefit plans for officers and employees, to supervise the operation of the Company's compensation plans, to select those eligible employees who may participate in each plan (where selection is required) and to prescribe (where permitted under the terms of the plan) the terms of any stock options granted under any stock option plan of the Company. The Compensation Committee met four (4) times during the Company's 1996 fiscal year.

  The Board of Directors does not have a standing nominating committee or committee performing similar functions.



                      TRANSACTIONS INVOLVING MANAGEMENT
                      ---------------------------------

  Paul T. Theisen is President and a shareholder in the law firm of Theisen, Brock, Frye, Erb & Leeper Co., L.P.A. which rendered legal services to the Company and its subsidiaries during the Company's 1996 fiscal year and is expected to render legal services to the Company and its subsidiaries during the Company's 1997 fiscal year.

  During the Company's 1996 fiscal year, its subsidiaries, Peoples Bank and First National, entered into banking transactions, in the ordinary course of their respective businesses, with certain executive officers and directors of the Company, with members of their immediate families and with corporations for which directors of the Company serve as executive officers. It is expected that similar banking transactions will be entered into in the future. Loans to such persons have been made on substantially the same terms, including the interest rate charged and the collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or its subsidiaries. These loans have been subject to, and are presently subject to, no more than a normal risk of uncollectibility and present no other unfavorable features, other than as described in the following paragraph. The aggregate amount of loans to directors and executive officers of the Company and their associates as a group at December 31, 1996, was $4,777,000. This does not include the aggregate amount $3,676,000 in loans to persons acting in the sole capacity as directors or executive officers of subsidiaries of the Company. As of the date hereof, all of such loans are performing loans.

  Included in the aggregate amount of loans to directors and executive officers of the Company and their associates at December 31, 1996, were $1,916,815 of loans to Dennis D. Blauser, one of the Company's directors, and corporations with which he is associated, which loans were disclosed as potential problem loans for the years ended December 31, 1995 and 1994, respectively. Due to recent improved performance, these loans are not currently deemed potential problem loans by management.



                  REPORT OF THE COMPENSATION COMMITTEE OF
             THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
             ------------------------------------------------

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth on page 15 shall not be incorporated by reference into any such filings.

  The members of the Compensation Committee (the "Committee") are Norman J. Murray, Paul T. Theisen, Thomas C. Vadakin, and Joseph H. Wesel, none of whom are compensated executive officers or employees of the Company or its subsidiaries. Mr. Murray is Chairman of the Board of Peoples Bank and Mr. Wesel is Chairman of the Board of the Company. The Committee is to meet periodically to review and recommend for approval by the Board of Directors salaries, bonuses, employment agreements and employee benefits plans for officers and employees, including executive officers of the Company. The Committee also supervises the operation of the Company's compensation plans, selects those eligible employees who may participate in each plan (where selection is permitted) and prescribes (where permitted under the terms of the plan) the terms of any stock options granted under any stock option plan of the Company.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The final regulations issued by the Internal Revenue Service under Section 162(m) of 1995 (the "IRS Regulations") set forth a number of provisions which compensatory plans, such as the Incentive Bonus Plan, the Peoples Bancorp Inc. 1993 Stock Option Plan (the "1993 Plan"), and the Peoples Bancorp Inc. 1995 Stock Option Plan (the "1995 Plan"), must contain if the compensation paid under such plans is to qualify as "performance-based" for the purposes of Section 162(m). In order to qualify as "performance-based" under the IRS Regulations, the compensation must be paid solely on account of the attainment of one or more performance goals set by a compensation committee comprised solely of two (2) or more outside directors. The performance goals must be approved by a majority of shareholders prior to payment of the remuneration and the compensation committee must certify to the satisfaction of the goals. Due to the fact that all executive officers of the Company receive compensation at levels substantially below the $1 million deductibility limit, the Committee does not propose at this time to present for shareholder approval performance goals such as those provided in the Incentive Bonus Plan discussed below. The Company has determined that it is not necessary to modify the 1993 Plan at this time since no further grants will be made to anyone listed in the Summary Compensation Table. The 1995 Plan complies with
Section 162(m) and the IRS Regulations so that any compensation which may be received thereunder by executive officers of the Company will qualify as "performance-based". The Committee will rely from time to time upon advice of the Company's General Counsel regarding the appropriateness of presenting the Incentive Bonus Plan, or any similar plan, to shareholders.

  The Committee operates under the principle that the compensation of executive officers should be directly and significantly related to the financial performance of the Company. The compensation philosophy of the Company reflects a commitment to reward executive officers for performance through cash compensation and through plans designed to enhance the long-term commitment of officers and employees to the Company and its subsidiaries. The cash compensation program for executive officers consists of two elements: a base salary component and an incentive component payable under the Incentive Bonus Plan. The combination of base salary and incentive compensation is designed to relate total cash compensation levels to the performance of the Company, its subsidiaries and the individual executive officer. The salaries of executive officers of the Company, including Mr. Evans' salary, have remained without substantial adjustment for a number of years, except for limited increases reflecting cost of living rises and special meritorious increases or adjustments reflecting increased responsibilities and promotions. This philosophy was reflected in Mr. Evans' 1996 base salary, which increased 7.1% from the prior year. This adjustment was designed to reflect cost of living increases, as well as a merit adjustment due to the continued increase in the financial performance and growth of the Company. Primary reliance has been placed on the Incentive Bonus Plan for compensation adjustments.

  The Incentive Bonus Plan was established in 1988 for certain senior officers of the Company and its subsidiaries, including Mr. Evans and the other executive officers of the Company. The purpose of the Plan is to base compensation, in part, on the profit performance of the Company. In 1996 the Incentive Bonus Plan applied to all employees of the Company and it subsidiaries. Each year, in January, the Committee establishes minimum levels of return on equity and net income. Both standards must be satisfied before any incentive bonus is paid. If such minimum levels are met, each officer receives an incentive bonus equal to a predetermined percentage of salary, based on the amount by which net income exceeds the minimum level, up to an approximate maximum of 25% of salary. Consequently, higher net income creates higher incentive bonuses. In 1996, the Incentive Bonus Plan required the attainment of a minimum return on equity of 12.50% and net income of $6.9 million. The goals set for 1996 were exceeded and, based upon the amount by which net income exceeded the minimum level, Mr. Evans' incentive bonus was approximately 7% of his base salary.

  The Company's long-term compensation program consists primarily of stock options granted under the 1993 Plan and the 1995 Plan. The Committee believes that stock ownership by members of the Company's management and stock-based performance compensation arrangements are important in aligning the interests of management with those of shareholders, generally in the enhancement of shareholder value. Options are granted under both the 1993 Plan and the 1995 Plan with an exercise price equal to the fair market value of the Company's common shares on the date of grant. If there is no appreciation in the fair market value of the Company's common shares, the options are valueless. In light of the grants made in 1994, the Committee granted no options to key employees of the Company and its subsidiaries in 1995 or 1996. The Committee generally grants options based upon its subjective determination of the relative current and future contribution each officer has or may contribute to the long-term welfare of the Company.

  In order to further enhance Mr. Evans' long-term commitment to Peoples Bank, Peoples Bank entered in a Deferred Compensation Agreement with him in 1976. Under this Agreement, Mr. Evans agreed to serve Peoples Bank as an employee until he reaches age 65 or until his earlier retirement, disability or death and agreed not to engage in activities in competition with Peoples Bank. The amount of $5,000 is automatically accrued to Mr. Evans' account upon the completion of each year of service to Peoples Bank until he reaches normal retirement age.

  At various times in the past, the Company has adopted certain broad-based employee benefit plans in which the Company's executive officers are permitted to participate on the same terms as non-executive officer employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

  To enhance the long-term commitment of the officers and employees of the Company and its subsidiaries, the Company maintains the Peoples Bancorp Inc. Retirement Savings Plan (the "Peoples 401(k) Plan"). Mr. Evans, as well as all officers and employees of the Company and its subsidiaries, may participate in the Peoples 401(k) Plan, upon satisfying applicable eligibility criteria. Company matching contributions and participant contributions may be invested in common shares providing each participant with motivation toward safe and sound long-term growth of the Company. Company matching contributions may vary at the discretion of the Board of Directors.


Submitted by the Compensation Committee of the Company's Board of Directors:

                 Norman J. Murray, Paul T. Theisen,
               Thomas C. Vadakin, and Joseph H. Wesel.




     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     -----------------------------------------------------------

  Norman J. Murray, Chairman of the Board of Peoples Bank, serves as a member of the Compensation Committee. Joseph H. Wesel, Chairman of the Board of the Company, also serves as a member of the Compensation Committee. Paul T. Theisen, who is President and a shareholder in the law firm of Theisen, Brock, Frye, Erb & Leeper Co., L.P.A. which rendered legal services to the Company and its subsidiaries during the Company's 1996 fiscal year and is expected to render legal services to the Company and its subsidiaries during the Company's 1997 fiscal year, also serves as a member of the Compensation Committee.


           COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
           ------------------------------------------------

Summary of Cash and Certain Other Compensation
----------------------------------------------
  The following table shows for the last three fiscal years, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to Robert E. Evans, the Chief Executive Officer of the Company and the only executive officer of the Company whose total annual salary and bonus for the 1996 fiscal year exceeded $100,000.



                  SUMMARY COMPENSATION TABLE

                                                Long-Term
                                               Compensation
                                                  Awards
                                               ------------
                          Annual Compensation    Securities
                          -------------------    Underlying      All Other
     Name and              Salary     Bonus     Options/SARs   Compensation
Principal Position  Year   ($) (1)   ($) (2)      (#)  (3)         ($)
------------------  ----  --------   --------  -------------   ------------
Robert E. Evans,    1996  $196,900    $12,712       --          $7,250  (4)
President and       1995  $185,268    $16,929       --          $7,873
Chief Executive     1994  $175,680    $21,975     16,940        $7,931
Office of the
Company and
of Peoples Bank


(1) "Salary" includes fees received by Mr. Evans for services rendered during 1996, 1995 and 1994 as a director of the Company and its subsidiaries in the amounts of $15,300, $15,700 and $12,900, respectively.

(2) All bonuses reported were earned by Mr. Evans pursuant to the Incentive Bonus Plan.

(3)  Represents options granted under the 1993 Plan.

(4) "All Other Compensation" for 1996 includes the contribution of $2,250 to the Peoples 401(k) Plan on behalf of Mr. Evans to match pre-tax elective deferral contributions (included under "Salary") made by him. "All Other Compensation" for 1996 also includes the amount of $5,000 which was accrued for the account of Mr. Evans pursuant to the terms of a Deferred Compensation Agreement between Mr. Evans and the Company. See the discussion in "Deferred Compensation Agreement."


Grant of Options
----------------
  The Company did not grant any options to Mr. Evans during the 1996 fiscal year. The Company has never granted stock appreciation rights.


Option Exercises and Holdings
-----------------------------
  The following table sets forth information with respect to unexercised options held as of the end of the 1996 fiscal year by Mr. Evans. He exercised no options during the 1996 fiscal year.


                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES
                   -----------------------------------------------

                    Number                      Number of
                  Securities              Securities Underlying       Value of Unexercised
                  Underlying              Unexercised Options at      In-the-Money Options
                   Options    Value            FY-End (#)              at FY-End ($) <F1>
Name              Exercised  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------  ----------  --------  -----------  -------------  -----------  -------------
Robert E. Evans       0        n/a      9,075 <F2>     12,705 <F2>     $88,633       $91,222



<F1> "Value of Unexercised In-the-Money Options at FY-End" is
     based upon the fair market value of the Company's common shares on December 31, 1996 ($26.50) less the exercise price of in-the-money options at the end of the 1996 fiscal year.

<F2> If Mr. Evans' employment with the Company and its
     subsidiaries is terminated by reason of his retirement under the provisions of any retirement plan of the Company or any subsidiary or by reason of permanent disability, the options may be exercised in full for a period of three months following the date of retirement or permanent disability, subject to the stated term of the options. If Mr. Evans' employment is terminated by reason of his death while an employee of the Company and/or a subsidiary, the options may be exercised in full for a period of one year, subject to the stated term of the options. If Mr. Evans' employment is terminated for any other reason, his options will be forfeited.



Pension Plan
------------
  The following table shows the estimated annual pension benefits payable upon retirement at age 65 on a lifetime annuity basis under the Peoples Bancorp Inc. Retirement Plan, a funded, noncontributory pension plan (the "Pension Plan"), to a covered participant in specified compensation and years of service classifications.


                       PENSION PLAN TABLE
                       ------------------
                                       Years of Service
                       -------------------------------------------------
 Annualized Average
Monthly Compensation       15        20        25       30        35
--------------------    -------   -------   -------   -------   -------
      $125,000          $33,281   $44,375   $55,468   $66,562   $66,562
      $150,000           40,406    53,875    67,343    80,812    80,812
      $175,000           40,406    53,875    67,343    80,812    80,812
      $200,000           40,406    53,875    67,343    80,812    80,812
      $225,000           40,406    53,875    67,343    80,812    80,812
      $250,000           40,406    53,875    67,343    80,812    80,812


Benefits listed in the Pension Plan Table are not subject to deduction for Social Security benefits or other amounts.

  Monthly benefits upon normal retirement (age 65) are based upon 40% of "average monthly compensation" plus 17% of the excess, if any, of "average monthly compensation" over "covered compensation." For purposes of the Pension Plan, "average monthly compensation" is based upon the monthly compensation (including regular salary and wages, overtime pay, bonuses and commissions) of an employee averaged over the five consecutive credited years of service which produce the highest monthly average within the last ten years preceding retirement and "covered compensation" is the average of the 35 years of Social Security wage bases prior to social security retirement age ("covered compensation" for Mr. Evans as of the end of the 1996 fiscal year was $43,668.)

  1996 annualized average monthly compensation, to the extent determinable, for purposes of the Pension Plan for Mr. Evans was $196,900. As of the end of 1996 fiscal year, Mr. Evans had 26 credited years of service.


Deferred Compensation Agreement
-------------------------------
  On November 18, 1976, Peoples Bank entered into a Deferred Compensation Agreement with Mr. Evans. Under this Deferred Compensation Agreement, Mr. Evans agreed to serve Peoples Bank as an employee until he reaches age 65 or until his earlier retirement, disability or death and agreed not to engage in activities in competition with Peoples Bank. Under this Agreement, Mr. Evans or his beneficiaries are entitled to receive specified amounts upon Mr. Evans' retirement, disability or death, which amounts are payable monthly for ten years (with interest) or in one lump sum at the election of Peoples Bank. The principal amount payable to Mr. Evans is based upon the sum of the amount accrued for his account during his years of employment with Peoples Bank. During the Company's 1996 fiscal year, the amount of $5,000 was accrued for Mr. Evans' account pursuant to his Deferred Compensation Agreement and as of December 31, 1996, a total of $100,000 had been accrued for his account. The amount of $5,000 will be accrued for Mr. Evans' account upon the completion of each year of service to Peoples Bank until he reaches normal retirement age.


Directors' Compensation
-----------------------
  Each director of the Company receives $400 per calendar quarter and $250 for each meeting attended.

  Effective January 1, 1991, the Company established the Peoples Bancorp Inc. Deferred Compensation Plan for Directors (the "Directors Deferred Compensation Plan"). Voluntary participation in the Directors Deferred Compensation Plan enables a director of the Company, or of one of its subsidiaries, to defer all or a part of his or her directors' fees, including federal income tax thereon. Such deferred fees earn interest as provided in the Directors Deferred Compensation Plan. Distribution of the deferred funds is made in a lump sum or annual installments beginning in the first year in which the person is no longer a director.

  Directors, other than those employed by the Company (the "Non-Employee Directors"), are automatically granted options under the 1993 Plan on the date they are first elected or appointed as a director of the Company to purchase 1,331 common shares. In addition, every other year at the Board meeting immediately following the annual shareholders meeting, commencing in 1993, all Non-Employee Directors then serving on the Board of Directors, other than a Non-Employee Director who was first elected as a director at such annual shareholders meeting or first appointed as a director at the Board meeting immediately following such annual shareholders meeting, will receive an automatic grant of options to purchase 1,331 common shares; provided that the number of common shares subject to options granted to Non-Employee Directors who have not served a full two years on the Board will be prorated such that those Non-Employee Directors will receive options to purchase only a percentage of 1,331 common shares commensurate with the actual portion of the two years that such Non-Employee Directors served on the Board. Options granted to Non-Employee Directors have terms of ten years and become exercisable with respect to 20% of the common shares subject thereto on the date of grant and 20% on each of the first, second, third and fourth anniversaries of the date of grant.

  On April 4, 1995, each Non-Employee Director who had served on the Company's Board and/or that of a subsidiary (a "Subsidiary Board") for all or a portion of at least five calendar years immediately preceding the January 1 before that date (the "Five-Year Service Requirement") was automatically granted an option to purchase 908 common shares and each Non-Employee Director who had not satisfied the Five-Year Service Requirement was granted an option for 182 common shares plus 182 common shares for each calendar year (or portion thereof) served. On the date of the 1997 annual meeting of shareholders, each Non-Employee Director then serving who satisfies the Five-Year Service Requirement will be automatically granted an option for 908 common shares and each Non-Employee Director then serving who does not satisfy the Five-Year Service Requirement will be granted an option for 182 common shares plus 182 common shares for each calendar year (or portion thereof) served. Individuals who are first elected or appointed to the Board after April 4, 1995 but prior to the 1997 annual meeting of shareholders or between the 1997 and 1999 annual meetings of shareholders will be automatically granted options on the date of such election or appointment covering a pro rata number of common shares based upon the period before the 1997 or 1999 annual meeting of shareholders, as appropriate. All options granted to Non-Employee Directors under the 1995 Plan become exercisable six months from the date of grant.

  All options granted, and to be granted, to Non-Employee
Directors under the 1993 Plan and the 1995 Plan have, and will have, an option price equal to 100% of the fair market value of the Company's common shares on the date of grant.

  If a Non-Employee Director ceases to be a director for reasons other than his death, his options (whether granted under the 1993 Plan or the 1995 Plan) may be exercised for a period of three months, subject to the stated term of the options. If a Non-Employee Director ceases to be a director by reason of his death, his options (whether granted under the 1993 Plan or the 1995 Plan) may be exercised for a period of one year, subject to the stated term of the options. If a Non-Employee Director ceases to be a director by reason of fraud or intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company, all of his options granted under the 1995 Plan will immediately terminate.



                             PERFORMANCE GRAPH
                             -----------------

  The following line graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company's common shares at the end and the beginning of the measurement period; by (ii) the price of the Company's common shares at the beginning of the measurement period) against the cumulative return for an index for NASDAQ Stock Market (U.S. Companies) comprised of all domestic common shares traded on the NASDAQ National Market System and the NASDAQ Small-Cap Market and an index for NASDAQ Bank Stocks comprised of all depository institutions (SIC Code #602) and depository institutions holding companies (SIC Code #671) that are traded on the NASDAQ National Market System and the NASDAQ Small-Cap Market ("NASDAQ Bank Stocks"), for the five-year period ended December 31, 1996.

                  (actual numbers plotted on graph)

                                                          NASDAQ STOCKS
Year Ended  Peoples Bancorp Inc.   NASDAQ Bank Stocks   (U.S. Companies)
----------  --------------------   ------------------   ----------------
 12/31/91         100.000                100.000              100.000
 12/31/92         143.982                145.551              116.378
 12/31/93         167.367                165.989              133.595
 12/31/94         197.368                165.385              130.587
 12/31/95         219.836                246.319              184.674
 12/31/96         278.891                325.600              227.164


Notes:  1. Total return assumes reinvestment of dividends.
        2. Fiscal Year Ending December 31.
        3. Return based on $100 invested on December 31, 1991 in common shares of the Company, an index for NASDAQ
           Stock Market (U.S. Companies), and an index for NASDAQ Bank Stocks.


              SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING
              ---------------------------------------------

  Any qualified shareholder who desires to present a proposal for consideration at the 1998 Annual Meeting of Shareholders must submit the proposal in writing to the Company. If the proposal is received by the Company on or before November 10, 1997 and otherwise meets the requirements of applicable state and federal law, it will be included in the proxy statement and form of proxy of the Company relating to its 1998 Annual Meeting of Shareholders.



           NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
           ---------------------------------------------------

  The Board of Directors of the Company appointed the firm of Ernst & Young LLP to serve as independent auditors for the Company and its subsidiaries for the 1996 fiscal year.

  Independent auditors for the 1997 fiscal year have not been selected. The Board of Directors has historically appointed independent auditors at the meeting held immediately following the Annual Meeting and intends to do so this year.

  The Board of Directors expects that representatives of Ernst &
Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.



                                OTHER MATTERS
                                -------------

  As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action by the shareholders at the 1997 Annual Meeting of Shareholders other than as set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, or at any adjournment(s) thereof, it is intended that the persons named in the enclosed proxy may vote the common shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.

  It is important that proxies be voted and returned promptly; therefore, shareholders who do not expect to attend the Annual Meeting in person are urged to fill in, sign and return the enclosed proxy in the self-addressed envelope furnished herewith.


                                By Order of the Board of Directors

                                /s/  ROBERT E. EVANS
                                     Robert E. Evans
                                     President and Chief Executive Officer

March 10, 1997



                            PEOPLES BANCORP INC.
                 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON APRIL 10, 1997


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


  The undersigned holder(s) of common shares of Peoples
Bancorp Inc. (the "Company") hereby constitutes and appoints Robert E. Evans and Joseph H. Wesel, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, April 10, 1997, in the Conference Room of The Peoples Banking and Trust Company, 235 Second Street, Marietta, Ohio, at 10:30 A.M., local time, and any adjournment(s) thereof, and to vote all of the common shares of the Company which the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof:

1.  To elect three directors to serve for terms of three years each.

    ____ FOR election as Directors of the Company of all of the nominees listed below (excepting as marked to the contrary below.)*


    ____ WITHHOLD AUTHORITY to vote for all of the nominees listed below.


    George W. Broughton      Wilford D. Dimit      Barton S. Holl

    *(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)


2. In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual
    Meeting or any adjournment(s) thereof.


        (Continued, and to be executed and dated on the reverse side)




                   (Continued from other side)


  WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED
BY THIS  PROXY WHEN PROPERLY EXECUTED WILL BE VOTED  OR  NOT
VOTED  AS SPECIFIED.    IF NO CHOICE IS INDICATED, THE COMMON
SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

  All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the April 10, 1997 meeting and the Annual Report of the Company for the fiscal year ended December 31, 1996.


Dated:  _______________________________________, 1997

_____________________________________________________
Signature of Shareholder(s)

_____________________________________________________
Signature of Shareholder(s)


Please sign exactly as your name appears hereon. When common shares are registered in two names, both shareholders must sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person. (Please note any change of address on this Proxy.)


               PLEASE FILL IN, DATE, SIGN AND RETURN PROMPTLY
                        USING THE ENCLOSED ENVELOPE